Exhibit 99.1

VERISITY

Moderator: Charlie Alvarez

April 26, 2004

4:00 p.m. CT

Operator:	Good day, everyone, and welcome to the Verisity First Quarter 2004 Earnings Conference Call. Today’s call is being recorded.

At this time for opening remarks and introductions, I’d like to turn the call over to Mr. Charlie Alvarez, Chief Financial Officer of Verisity. Please go ahead, sir.

Charlie Alvarez:	Thank you and good afternoon. This is Charlie Alvarez, and on behalf of the Company, I’d like to welcome you to Verisity’s First Quarter 2004 Earnings Call. On today’s call, I will highlight the financial results of the March Quarter, 2004. Moshe Gavrielov, our CEO, will follow with the discussion of the highlights of our operating performance, market environment, and strategic programs. Then I will finish with our outlook for the June quarter and fiscal year 2004. After that, we’ll be happy to take your questions.

As a reminder, this call is being webcast and recorded, and will be available for replay on our Investor Relations web page, at www.verisity.com. Before beginning my comments, I will read the following safe harbor statement. During the course of this conference call, we will be making forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements include, but are not limited to, statements with the words like “expect,” “believe,” “anticipate,” “continue to,” “may,” “potential,” “will,” or the negatives of these terms. For a discussion of the relevant risks, please refer to the Risk Factors section of our most recent SEC filings, including the Company’s Form 10K, filed on March 12, 2004, and Form 10Q, filed on November 10, 2003.

Additionally, during the course of this call, Moshe and I will be making reference to pro forma net income and loss, and net income and loss per share, that excludes certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude non-cash charges related to equity issuances, amortization of cash-based deferred compensation, and amortization of intangible assets resulting from the acquisition of Axis Systems, which was completed on February 9, 2004. For a more complete discussion of the nature of these pro forma items, please refer to our Form 8K, filed on April 22nd, 2004. Verisity provides these measurements, in addition to GAAP financial results, because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore provides a helpful alternative perspective to understanding Verisity’s underlying operational results. Further, these pro forma measures are some of the primary measures Verisity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP and these pro forma measures may not be comparable to information provided by other companies.

In Q1, we completed the acquisition of Axis Systems. We have made a tremendous amount of progress since February 9th closing. We have integrated our sales organization and R&D teams and we have announced our first integrated product, SpeXsim, a cost-effective, scalable verification solution that will enable us to significantly increase our target market.

I will now review the financial highlights for the first quarter, which ended March 31, 2004. The results reported by the Company for Q1 include the results of Axis for a little less than a two-month period, beginning at the merger date, February 9th. Furthermore, Axis’s fiscal year ended on July 31, 2003, and their most recent quarter ended on January 31, 2004. Due to the abbreviated nature of the Axis contribution to our Q1, and the difference in fiscal calendars prior to the merger we do not believe comparison to prior quarterly results to be meaningful. However, on a Verisity stand-alone basis, our first quarter results were consistent with the guidance we gave on April 2nd, 2004.

On a GAAP basis, after the effects of purchase accounting, we reported revenue of $11 million. License revenue was $5.9 million in the first quarter and contributed 53% to total revenue. In the first quarter, maintenance revenue was $5 million, and revenue from other services were $190,000. Revenue in the first quarter from time-based licenses accounted for 98% of license revenue. Existing customers accounted for approximately 99% of revenue and 61% of bookings in the quarter, with the revenue consistent with past quarters in our ratable revenue model. We received significant orders from several new customers in the quarter.

Our bookings this quarter improved year over year, and as a result our book to bill ratio was, which is our book to revenue ratio, was at parity. We reported gross margins of 92% in the quarter.

Operating expenses excluding non-cash charges were $11.8 million in the quarter. Other income and expense was a net $103,000 income.

The effective tax rate for the first quarter was 38%, due largely to the addition of Axis. Our GAAP net loss for the quarter was $2.2 million, or 10 cents per basic share, based on 21.8 million shares outstanding. Our pro forma net loss for the quarter was $976,000, or four cents per share. This pro forma loss is based on GAAP revenue. During my discussion on guidance, I will be providing a perspective on the effects that purchase accounting had on revenue as a result of the merger.

Turning to the balance sheet highlights, cash and cash equivalents were $55 million, down from $91 million at the end of the fourth quarter. Our cash position reflects the $40.5 million in cash used in the acquisition of Axis Systems.

Accounts receivable ended the March quarter at $8.3 million. The average weighted days outstanding for the March ending receivables balance was 19 days, well below our target of 30 days net payment terms. Traditional DSOs were 69 days at the end of March, and again, DSOs are not the best metric for the health of our receivables, due to our predominantly ratable revenue model. More importantly, our receivables measured by their aging remains solid. Total deferred revenues were $36.1 million at the end of March, and this represents the billed or paid-up portion, of backlog that will be reported as revenue in subsequent quarters.

That completes the highlights of our March quarter, and I will now turn it over to Moshe for his comments.

Moshe Gavrielov:	Thank you, Charlie, and good afternoon to you all. This is Moshe Gavrielov, the CEO of Verisity. I’ll give some additional information on the Q1 results, then discuss the large opportunities that the new Verisity has going forward.

Our first calendar quarter is seasonally the slowest in terms of bookings, with most of the renewals and expansions from our larger strategic customers typically coming the third and fourth quarters. Nonetheless during Q1, there were significant orders that drove the book to revenue of the combined company to parity.

On the hardware platform front, we were gratified to receive significant repeat orders from six historic Axis customers, three of which are essentially new to Verisity and three existing Verisity ones.

Overall, given that most of our major North American semiconductor orders typically occur in the second half of the year, we were pleased to receive orders from three mid-size semiconductor companies for their worldwide needs. Received in Q1, second successive significant order from a top ten European semiconductor player, and a mid-size semiconductor company, and an additional significant order from one major semiconductor company headquartered in Asia. The percentage of revenue contributed by the semiconductor sector was approximately 65%.

On the systems side, significant orders and multi-year agreements came again from customers from all three major geographies. The overall percentage of Q1 revenue contributed by the system sector was approximately 25%.

We received a very substantial multi-year order from a top five independent star IP player, where we continue to dislodge competing technologies to a very high-visibility emerging European semiconductor player. Again, in a highly competitive environment. Revenue from these smaller customers was at approximately 10%.

Despite the disappointing Q1 revenue results, we continue to see positive signs, driven both by the general environment and what we call the “new Verisity’s” much broader competitive product position and larger available market.

With regards to the general design environment, in positive contrast to both Q4 of 2002 and Q1 of 2003, we definitely continue to see expansion, the overall design activity, the number of projects being pursued by customers, and the overall complexity of the products being designed. This growth is most evident in our international operations, particularly in the faster-growing Asian markets. More and more key development activity is being transferred by our key strategic customers to these sites to reduce their overall development costs. In line with this geographical offshoring trend, which is driven by the desire to reduce manpower costs, tool development budgets continue to be scrutinized extremely carefully. We expect this climate of ongoing caution to continue throughout most of 2004, as the customer base emerges from the lengthy downturn.

With regards to its product line, the new Verisity is making mammoth steps to expand its product offering in the verification market, which has been our focus and core expertise for the past eight years. There are three increasingly synergistic elements to this expansion.

The first is the enhancement of what is Verisity’s organic VPA product line. This includes the new version of SpecmanElite, vManager, eAnalyzer, and eVCs. These products, all introduced into the market in 2003, and the first quarter of 2004, has resulted in numerous initial purchases at our key customers and they’re expected to ship in growing volumes in the second half of the year. They’re expected to make a mark in driving our revenue growth at that time, and in particular in Q4.

In parallel, the second leg is comprised by the organic Axis products. As we have moved ahead and accelerated the integration of the two sales forces into one team, these high-value solutions have been embraced enthusiastically and already resulted in significant bookings in the short post-acquisition period in Q1.

The most significant growth potential is undoubtedly delivered by the third leg, through solutions that combine the advanced technologies of both Verisity and Axis. The first of these was announced and delivered on schedule last week, only two months after the merger was consummated. It’s called SpeXsim, and it is a direct integration of our flagship SpecmanElite product, with our third generation Xsim simulator. It offers high performance, out of the box interoperability now, has the highest value for the customers. This cost-effective and technically superior product will enable more of the mainstream engineering community to adopt Verisity’s world-class technology integrated solutions. It will also enable our current customers to rapidly scale their purchases, as they move to the requisite next generation verification methodologies. SpeXsim has already been sampled to our key customers and is expected to ship in volume in the second half of 2004. Our unified R&D teams are hard at work. We expect to deliver additional, unique combined solutions throughout 2004. A harbinger of these future products is our recently announced breakthrough behavioral processing technology. This will be used to uniquely combine SpeXsim with the hardware platform-based acceleration, emulation, and hardware-software co-verification solutions.

Since the beginning of the year, I have spent a major portion of my time working on the consummation of the Axis acquisition and integration of the two companies. I’ve also had the opportunity to present these combined capabilities of the new Verisity to literally tens of executives at our combined key strategic accounts. These customers clearly get it, and see us a broad line solution provider. In addition, they’re relatively unanimous in identifying functional verification as the major problem they face in bringing successful products to market in a timely manner. This is essential to their success at this point in time. As an example, a recently published article by IBM Technologies states the doubling of transistor counts every 18 months, driven by Moore’s Law, causes the verification challenge to grow by a factor of at least 10X over the same period. These executives already recognize that the powerful combined technology will enable us to provide them with comprehensive solutions that address these very significant challenges.

I’ll now pass the meeting back to Charlie, who will provide financial guidance for the combined company, both for the second quarter of 2004 and the entire year.

Charlie Alvarez:	Thank you, Moshe. First, I will iterate our earlier cautionary statements about the uncertainties faced with respect to forward-looking statements we make in this call, as well as the outcome of our operations, relative to those forward-looking statements. We cannot assure you that our results will be consistent with these statements, due to a number of factors. Please refer to our recently filed Form 10K and 10Qs for a more detailed explanation of the risks we face. We do not plan to update, confirm, or change this guidance until our next earnings conference call, except by press release, in the case of material events. This is consistent with Reg FD.

On April 22nd, 2004, we issued our Form 8K, relating to the acquisition of Axis. We provided a pro forma combined balance sheet statement and income statement. At the acquisition date of February 9th, 2004,

Axis had $21.4 million in billed and unbilled firm contractual backlog, of which $16.9 million were short-term and long-term obligations reported as deferred revenue, with the balance of $4.5 million representing unbilled obligations. Due to purchase accounting rules, $15.3 million of the total $21.4 million in contractual backlog has been permanently eliminated for revenue reporting purposes because of the underlying obligations had largely been met prior to the merger date. Although this purchase accounting treatment has no impact on the company’s underlying business or cash flow, it will adversely impact the company’s reported GAAP revenue. Furthermore, of this $15.3 million permanent amount, approximately $11.5 million was scheduled at the time of the merger, according to the underlying contracts, to be recognized within one year, primarily in year 2004, and an additional $3.8 million was scheduled beyond one year. In our economic analysis of revenue for 2004 before purchase accounting effects, we add back the $11.5 million lost revenue starting in February, or roughly $1 million per month, or $3 million per quarter. Since the underlying lost revenue was not scheduled in a perfectly linear manner throughout the year, this provides us with a rough rule of thumb to calculate the total economic revenue over the year. You can find more about this in Note F in the Form 8K.

I will now move to a summary of our outlook for the second quarter and fiscal year 2004. Our initial outlook as a combined company for 2004 is cautiously positive, yet conservative for the remainder of the year. We are taking into account the continued challenging economic and competitive environment, the integration of Axis’ business model, and the intention to further invest in R&D and sales channel development to achieve the most advantage of the expanded product and strategic target market opportunities that result from the Axis acquisition. As we have stated on our past conference calls, we are cautious about the timing of closure of new orders and the deployment of new incremental licenses by our customers, which can delay related revenue recognition. Although we have seen some improvement in the overall health of some of our customers, customer spending patterns have improved only very modestly, as they still continue to closely manage the quantity and timing of the delivery of new licenses. We remain committed to our ratable revenue model, with time-based licenses contributing 98% and 99% the first quarter’s total license revenue and bookings, respectively.

The Axis revenue model is also a very ratable model. As a result, with a time-based and some customers’ cautiousness and respect to timing of deployment of new licenses, it does take longer for improved bookings to translate into corresponding revenue growth.

We now have the opportunity to offer customers a complete verification solution, with the majority of the product suite in the early stages of their product life cycle. The initial feedback that we’ve received from our customers has been positive, and our expectation is the current suite of comprehensive verification process automation and infrastructure solutions will translate into growth for us in the second half of the year and beyond.

With this as background, we expect revenue for the second quarter of 2004 to be approximately $13.3 million to $13.7 million, up sequentially between 20% and 24%. The target gross margin for the second quarter is between 90% and 91%. With the addition of the Axis product line and our recently announced integrated solution, Verisity has shifted to a much broader market, requiring investment on our part to accelerate the integration of the remainder of the product lines. We expect operating expenses, excluding non-cash charges for the second quarter of 2004, to grow sequentially from Q1, which was just a partial quarter for Axis, by 20% and then about 3% per quarter thereafter, with the distribution of these expenses by function, R&D and SG&A to be approximately in the same proportions as in our actual results for the first quarter of 2004.

Non-cash charges related to equity issuances, amortization of cash-based deferred compensation associated with the merger, and amortization of intangible assets are expected to be approximately $3.1 million in the second quarter of 2004 and $11.3 million for the year. We expect other income and expenses to be a net income of about $140,000 per quarter. We’re using an effective tax rate for forecast purposes in Q2 and for the year 2004 of approximately 40%. We will further be analyzing the effects of the Axis merger on our tax model and refine this as more information becomes available.

Fully basic weighted average shares outstanding in the first quarter for earnings per share purposes were 21.8 million shares. We expect this to be about 23.4 million shares in the second quarter. Due to the GAAP loss, basic shares outstanding are used instead of fully diluted shares outstanding. The foregoing guidance should yield a GAAP loss per share of 11 to 13 cents per share and pro forma loss of about four to five cents per share in the second quarter. With our current visibility and steady customer shift to more affordable time-based licenses, our revenue guidance for fiscal year 2004 is approximately $56 million to $58 million, reflecting the steady bookings growth and a slower revenue growth for the remainder of the year. We believe this revenue range, along with our focus on execution, can yield a GAAP loss per share of between 36 and 40 cents per share and pro forma loss per share of between 7 and 11 cents, on approximately 23.1 million shares outstanding.

In summary, we are pleased with the integration of our two companies and our first announced integrated solution. We plan to aggressively invest in R&D and channel development throughout 2004 in order to further penetrate this much-larger market opportunity. We are confident in our technology leadership position and encouraged by our customers’ initial feedback on the product offering and roadmap. With a much larger market opportunity ahead of us, our sales force is energized and very optimistic about the coming year. This concludes our comments, and at this time, we’ll open up the lines for Q&A.

Operator:	Thank you. The question and answer session will be conducted electronically. If you would like to ask a question today, please do so by pressing the star key followed by the digit one on your touch tone telephone. And if you are joining us today using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll proceed in the order that you signal us and we’ll take as many questions as time permits. Once again, please press star one if you do have a question, and we’ll pause just a moment as you signal us.

Our first question is from Sterling Auty with JP Morgan.

Sterling Auty:	Earlier in the prepared remarks, you talked about three Axis customers and three Verisity customers, but I wasn’t completely clear on what it was that those customers were purchasing?

Moshe Gavrielov:	What I was referring to is just business that came in on the hardware platform side, and there were six orders that came in since February the 9th, which were for hardware platforms, and they were repeat orders for the Axis side, but half of them came from customers who were totally new or almost totally new on the Verisity side.

Sterling Auty:	You mentioned significant new orders during the quarter, which brought the book to bill up to parity. Were those part of what you described with Axis, or were they brought in separate?

Moshe Gavrielov:	No, this was overall — it was at parity. Some of them came for a hardware platform, and some of them came for the VPA products.

Sterling Auty:	What is the total headcount of the company, post the close of the acquisition?

Charlie Alvarez:	We concluded the quarter at 287.

Sterling Auty:	And that’s with Axis?

Charlie Alvarez:	That’s including Axis. That’s the combined company.

Operator:	Our next question is from Bill Frerichs with D.A. Davidson and Company.

Bill Frerichs:	Charlie, for the full year, I did not catch your pro forma net loss per share?

Charlie Alvarez:	The pro forma was 7 to 11 cent loss per share.

Bill Frerichs:	OK. And essentially what you’re saying is under purchase accounting, about $11.5 million for the year went to accounting heaven, never to be seen again, but your cost structure remains the same, so thinking about the earnings power of the business, we can mentally put that back in, although accounting won’t permit it, is that right?

Charlie Alvarez:	You can certainly do it; I can’t.

Bill Frerichs:	Gotcha. Thank you.

Charlie Alvarez:	Except in my own analysis here, as we alluded to, but yes, that’s true.

Bill Frerichs:	OK.

Charlie Alvarez:	So that’s additive to the pro forma numbers.

Bill Frerichs:	Yeah. Thank you very much.

Operator:	Moving on, this will come from Dennis Wassung with Adams, Harkness & Hill.

Dennis Wassung:	Thanks. A couple of questions. In terms of the full-year revenue guidance, if you’re pulling out,, call it $11.5 million that would have been in the business, are you looking at, in terms of the base business, in terms of your guidance for the full year, how much is that changing here with sort of the shortfall in Q1? Just talk in terms of that, if you can — how much of the original— if you just look at the core Verisity business, how much has that business changed?

Charlie Alvarez:	We’re not going to break out the product lines here. With the integration of products, too, it’s going to be difficult to do that. But the loss that we did see, or the miss we had in Q1, largely, we carried that sort of size of loss, in two subsequent quarters. And as we said in our pre-announcement call, it’s hard to get that back, so we assume that that would carry forward.

Dennis Wassung:	OK, so you’re not going to give out at least an idea of what Axis will contribute to real revenue for the year at this point?

Charlie Alvarez:	No, not at this point.

Dennis Wassung:	OK. Also another follow-on question on the new customers — you talked about 61% of bookings came from existing customers, so looking at these, I guess, if you think of the three new Verisity customers in the quarter, I guess outside of those three, did you have other new customers in the quarter that contribute to that 39% of the bookings total?

Charlie Alvarez:	Yes.

Dennis Wassung:	So in terms of the significant bookings, when you look at the core Verisity products, I’m just curious as to— as to where some of these new bookings are coming from. Predominantly— would you say the majority is the Axis side, or did you have— if you guys have any sort competitive wins in the core Specman Elite side or VPA product side in the quarter that really contributed?

Charlie Alvarez:	We had several new product wins on the VPA side. However, the ones on the Axis side, just because the average transaction on the Axis side is larger, they contributed more to the overall booking. But in respect to the VPA side, they were significant relative to initial orders.

Dennis Wassung:	OK. And the last question — looking at the TBL percentage you have at this point, obviously there’s not much left to get to 100% here, both the bookings and revenue. Should we be looking at the business in terms of that going forward? I mean, is there any chance that you’re going to see perpetual license revenue at this point, or has pretty much all of your customers gone to the TBL model at this point? Any comments you have there would be helpful.

Charlie Alvarez:	Dennis, we’ve kind of tracked this over the last year and it’s been one of the sources for the revenue being more modest as we’ve gone forward here, so certainly, as you recognize by the high percentages of time-based, it seems to be the way things are going here. We had, as we spoke on our pre-announcement call too, a couple of customers that were really staunch perpetual customers and yet they went the way of TBLs as well, so that just seems to be the way things are going. Customers can get to a larger installed base of licenses this way. So our guidance going forward certainly assumes that this will continue. We’re not betting on upside and a lot of churns business, and that’s why the more subdued guidance going forward. Once things really pick up, and this may be into next year, will customers start going back to perpetual, when their capex budgets open up? It’s always a possibility but not something we’re betting on right now.

Dennis Wassung:	OK, and when you look at that 99% of orders in the quarter were TBL that includes the Axis orders that you guys booked in the last two months, I’m assuming, so is their business close to yours in terms of this TBL percentage?

Charlie Alvarez:	Yes, it’s very ratable.

Dennis Wassung:	So it’s in the 90s for those guys as well?

Charlie Alvarez:	Yes.

Dennis Wassung:	OK, thanks.

Operator:	Our next question is from Rich Valera with Needham & Company.

Rich Valera:	Thank you. Moshe, can you give us a sense of how you feel Axis’ simulator stacks up against the competition out there, just sort of on a stand-alone basis, and then what you might be planning to do to enhance that and where you think it might stack up, within, say, six months or so when you’ve really had a chance to work on it?

Moshe Gavrielov:	Well, the Axis simulator has been at the core of their technology and has already had hundreds of usages by customers on real-life products, going up to very large gate counts, so there’s not an issue there in terms of capacity and best we can tell, the performance is basically in line, close enough, to the most advanced competitors out there. We believe that this is one of the benefits of it having been designed from scratch, not having any legacy. Obviously we intend to continue to push it forward, and we expect by the end of the year to drive both the functionality and the features and performance to the level where it’ll continue to be a leadership product and that was one of the major drivers of this acquisition, was to get us access to that sort of technology. The other benefit it has is that it’s truly a mixed language solution, so it can address all of the languages that are used by the designers out there, and that, in of itself, is a very significant benefit, too.

Rich Valera:	Great. Thank you. Charlie, in terms of tax rate, you mentioned, I think, 40%, but I thought I calculated 38% for your GAAP tax rate and 36% for your pro forma this quarter. And I was just wondering if there is any distinction there and if you think these rates will hold when you turn a profit?

Charlie Alvarez:	Again, as I said in my comments, we’re going to be looking at that quite carefully. With the addition of Axis, it was actually merged into our U.S. company here, so it provides more business on the U.S. side, whereas before we had put most of the profits in Israel where we have a favorable tax regime. So we’re going to continue to look at the mix of that, studying the carry-forward loss. The large deferred tax liabilities were put up as a result of the non-cash expense items here, so it’s quite complex. We think 40% will certainly be close to the rate this year. When we become profitable though we’ll look at it more carefully, certainly as the profits will grow again in Israel, and we’ll have to look at that. So it’s premature to look beyond the guidance I think I’ve given you, but I think that’s fair guidance for the time being.

Rich Valera:	OK. And could you give us the diluted share count at the end of the March quarter, Charlie?

Charlie Alvarez:	It was 21.8 million. That wasn’t the fully-diluted. That was the basic. Because there was a loss, that’s the number that we would use. Fully-diluted, just using the Treasury method, was 23.1 million, if that’s useful to you.

Rich Valera:	OK. That’s helpful.

Charlie Alvarez:	OK.

Rich Valera:	And just in terms of the guidance for 3% sequential growth expected in the opex in each quarter, can I just assume that’s more hiring? Do you plan on hiring, I guess, sort of across the board in R&D and sales and marketing, throughout the balance of the year?

Charlie Alvarez:	Well, first of all, I just wanted to make sure you caught that it was 20% from the first quarter to the second quarter, because of the partial quarter, and then 3% after. Yes, and that’s primarily, as I sort of said in my summary comments, continuing to invest in the R&D, the integration effort. We really want to take advantage of our time to market here by making sure those products are out in the marketplace, as well as investing in training our sales force to sell the combined products, and go and reach out to the customers, as Moshe mentioned. In the Far East, it’s catching on quite a bit. So we certainly don’t want to chicken choke our investment here. We’ve got a real good integration going on, and we want to make sure that we feed that, so that’s the plan. Whether we’ll be able to spend the money that quickly is another thing, but certainly we don’t want to have the reference point of choking off the importance of the investment and the integration work.

Rich Valera:	OK, thank you. That’s all for me.

Moshe Gavrielov:	Thanks.

Operator:	Our next question is from Tim Fox with SG Cowen.

Tim Fox:	Hi, thank you. Good afternoon. I guess first, Charlie, just to clarify, on the GAAP revenues reported for this quarter of $11 million and change, that excludes some of the deferred revenue impact from Axis, does it not?

Charlie Alvarez:	It excludes the loss that I discussed in its entirety. GAAP will not include that, so the $11.5 million that I talked was a loss, and there was a loss in the first quarter as well as a result, so the only thing included in there were the deferred revenues, the small amount, the remaining that we could report. That largely represents ongoing obligations that we have to meet, in order to satisfy the customers’ requirements.

Tim Fox:	OK. Regarding the deals that you spoke of in your pre-announcement that may have slipped, have any of those deals come in? Do you anticipate them coming in, or are they still in the long-term pipeline?

Charlie Alvarez:	Well we had several perpetual deals. One of them, at least one of the major ones converted into a time-based. Another one just slipped in, I think was either booked or we expect to book any time now. It’s just a matter of the paperwork. The other one is on the end of the pipeline and expected this quarter or possibly next quarter.

Tim Fox:	OK, but so the major source of the more lower guidance is higher percentage of TBLs and just a still tight spending environment?

Charlie Alvarez:	Yes, the perpetual deal that is still sort of in the future there, too, may very well turn into time-based when it closes. Wouldn’t surprise us, despite the fact this is sort of staunch perpetual user for the reasons I articulated earlier. It’s a better way to get to a larger installed base of licenses, so we may very well see that turn into time-based when it does book.

Tim Fox:	OK, and I guess lastly, is there any way to think — I know you don’t talk about bookings, other than to talk roughly about book to bill each quarter, but is there any way to think about what kind of bookings growth you expect this year? Is it in line with R&D growth in the single digits, or— I guess it’s hard to grasp, with all the moving parts here, to understand what the real growth potential is, albeit it more second half focused. If you could just talk, even high level, about bookings growth for ‘04, it might give us some color. Thank you.

Charlie Alvarez:	Well, we don’t give absolute numbers on bookings, but our underlying bookings assumption is that it will grow certainly more than the growth in R&D, because we’re expanding our target market there and providing a broader range of solutions here, and that’s why time to market with our new solutions is important. So we absolutely believe that we’ll see customers who are now sampling some of the new products that we brought out last year will be ordering in larger quantities there, and that will help increase bookings substantially higher rate or faster rate than overall R&D spending, as well as the new products that Moshe mentioned, that come from the integration of Axis. So we have our own organically grown products we brought out last year that will contribute, I think, to that growth, as well as the new integrated products, with Axis. So we’re conservative in our assumptions but we do definitely believe that the expansion of our market for all of these products will cause the bookings growth to be larger than the underlying R&D growth, I think, as you say, is probably in the mid to high single digits, and we’re expecting double digit growth in the bookings. Notwithstanding that, of course, with the time-based model, it will take a little while longer for the underlying revenue to reflect itself in the top line.

Tim Fox:	Sure. OK, thank you.

Operator:	Our next question will come from Garo Toomajanian from RBC Capital Markets.

Garo Toomajanian:	Hi, it’s Garo. Question on the SpeXsim product, which I guess you said should be fully introduced in the second half of the year, and I guess that means it’ll be contributing more meaningfully, or meaningfully, to bookings and maybe revenue. As we know, the simulation market is pretty entrenched with a couple, or several, big players, so the play you’re going after here is largely a displacement play and I’m wondering what the sort of secret sauce that you see for SpeXsim? Is it price? Is it performance? Is it some other feature? Maybe you can talk about that a little bit.

Moshe Gavrielov:	OK, Garo, it’s a combination of all of those, but it’s not only displacement. We think that there are a lot of our strategic customers who would actually like to grow, in particular, their regression capabilities, and this enables them to do that, and not all of them have unlimited access to simulators or FAM deals which enable them to do that in an easy way. So this will enable them to do that in a much simpler and more cost-effective way than they have access to now. In addition, as we drive forward these integrated solutions, we believe that it’ll just be, undoubtedly the premiere solution out there for high-performance simulation when it’s integrated with the leading edge VPA solution, which is our other host of capabilities.

Garo Toomajanian:	OK. Do you have a sort of bookings or revenue target from SpeXsim for the year?

Moshe Gavrielov:	I think that it will have significant impact in 2005, and in 2004 in the second half of the year, it’ll contribute, but I don’t have a number other than as part of the numbers that we’ve already talked about.

Garo Toomajanian:	OK. In order to help us kind of track the success, will you give us sort of numbers in terms of maybe the number of customers that have bought it, or (added) deployments or that kind of thing?

Moshe Gavrielov:	We’ll try and find things which are relevant, but you know we are limited here in what we can tell.

Garo Toomajanian:	Do you have maybe a long-term market share target, or how are you actually looking at that market?

Moshe Gavrielov:	I think we definitely do not think of this as a stand-alone simulator which is out there to compete with NC Sim or the MTI solution or VCS. We really think that the right way to look at this is part of combined VPA solution, where they need a broad, well-integrated regression simulation capability. And then over time, for some applications, they will need to be a part to the hardware platform side, and that’s the way we look at it. So you we believe that that is a strategy which is built on our strengths rather than going head to head, feature by feature, with these other stand-alone simulators. There is no intention of selling it, at this point, as a stand-alone solution.

Garo Toomajanian:	Got it. OK. Charlie, can you tell us what cash flow from operations was in the quarter and also the capex number?

Charlie Alvarez:	Yes, the capex number is about $260,000.

Garo Toomajanian:	OK.

Charlie Alvarez:	And the combined cash flow from operations is about $500,000 out flow. Now that may change. We haven’t reported cash flow, and so we still have to kind of go through that number with the auditors, because that does include some transaction-related expenses on the Axis side, so that we can make a case for adjusting those out, we’ll be a favorable operating cash flow, certainly was favorable on the Verisity side.

Garo Toomajanian:	OK. And in Q2, you expect it to be favorable?

Charlie Alvarez:	My guess right now would be no, because of the seasonally lower bookings and we saw in the Q1, so my guess would be that it would be a slight out flow in Q2, without having thoroughly done that analysis.

Garo Toomajanian:	OK. And the maintenance revenue number that you guys reported, was actually the highest it’s been, I think, since like the end of 2002. Are customers getting back on maintenance that has lapsed or is that sort of a seasonal effect that you see in Q1?

Charlie Alvarez:	They did get back on maintenance in the fourth quarter, but I think largely the number was driven really by the Axis side, where most of the deferred revenues that we were able to report in the period were for maintenance.

Garo Toomajanian:	OK.

Charlie Alvarez:	Because that’s primarily where we have most of the ongoing obligations. In some of the other deferred revenues in subsequent periods, there were some hardware still left to be delivered, but primarily most of the revenue that was retained is associated with maintenance, so it’ll have a little bit of impact, in the next few quarters, as they’ll just be a larger proportion, because that’s the part that survived. With maintenance, you have ongoing obligations to support that, as well as, you some part of the effort in the enhancement, so that’s why that was probably driving it a little bit more, proportionally.

Garo Toomajanian:	OK. And in terms of the Axis sort of license durations, have they been primarily one year, like your VPA software, or have they been longer?

Charlie Alvarez:	They’ve been going to longer deals. They have fewer but larger deals and they have several that are three years in duration. But then do have annual deals as well as even some shorter-term deals as well. But I would say the average duration is probably, this is just a rough guess, more like two years overall, from just my limited analysis.

Garo Toomajanian:	OK. Thank you very much.

Operator:	This question is from Bill Weise with High Rock Capital.

Bill Weise:	Hi. Just bigger picture, you guys have, in the past, outlined goals to get back toward some of your historical operating margin ranges, in the high 20% or 30% range. Now that you’ve kind of got Axis in-house and had a closer look at it, does that change that longer-term goal at all, or adjust it up or down?

Charlie Alvarez:	After having just been involved with Axis for just a couple of months and looking at the financials, it’s a little premature to make projections like that. But my sense is that 25% is still quite doable. There’s a high software content to their products, relative to other platform solutions at some of their competition. And so I think that will lend itself to higher operating margins. And I think we’ll continue to run the organizations in a lean manner. This will be an investment year, it’s not going to be an extravagant investment year, but it will be an investment year for us. But I think the investment will pay off and will give us a very leveragable operating model, so when the revenues do pick up, I think a significant portion of that will go to the bottom line, and we can certainly get back into the 20s and I think my target, roughly would be 25% would be doable.

Bill Weise:	What kind of a revenue run rate would, given the current cost structure, would you need to get to?

Charlie Alvarez:	I would just be taking that off the top of my head. I’m not going to take a guess at that right now and you’ll hold me to it.

Bill Weise:	OK. But as you look into ‘05, is there any accounting hangover in being able to— assuming everything stays flat, which it won’t, but just take that as a base case, is there anything hangover to being able to report Axis revenues?

Charlie Alvarez:	Well, I guess you’re referring to the deferred revenue, or the loss of, and I think there was about $3.8 million of the lost revenue that has a tail. It’s not all just in ‘05, but a good share of that will be in ‘05, so there will be some of that, but it’ll be more negligible at that time than certainly the $11.5 million is this year.

Bill Weise:	OK.

Operator:	And we have a follow-up question from Dennis Wassung with Adams, Harkness & Hill.

Dennis Wassung:	Thanks. A couple more quick ones here. Charlie, in the pre-announcement, you talked about $10.2 million plus about half a million from Axis, and you came in at about $11 million. Just curious as to which side was a little bit more than expected?

Charlie Alvarez:	We got just a little bit more out of the Axis side.

Dennis Wassung:	OK. And is it fair to say that sequentially, you should take on more Axis revenue?

Charlie Alvarez:	Yes. They were largely at the end of their fiscal period when the deal closed, so the momentum wasn’t sort of there as it might be with if we closed towards the end of our quarter, or they had been on our quarterly fiscal calendar, and some of the bookings that Moshe alluded to, too, will contribute to revenue, so we should see that.

Dennis Wassung:	And so I guess in terms of seasonal patterns for these guys, as we move through the year, is it sort of fair to expect a seasonal growth, or a sequential growth, from these guys throughout the year?

Charlie Alvarez:	We expect sequential growth. I don’t know if it’s a seasonal thing about their business. They were on a different fiscal calendar before; they’re now on ours, with our team integrated, the sales teams integrated, so they’ve come over to our compensation plans and targets, so the end of the year focus is in December now and not July, so it’ll be interesting to see how that goes.

I’m not sure how much of the patterns are seasonal and how much are generated by the sales force themselves, but clearly the integration is going well and we expect to see continued bookings growth from both sides throughout the year.

Dennis Wassung:	OK. And I guess question for Moshe — you’ve talked in the past a little bit about new products, some of the more— I guess the newer VPA products potentially representing about 20% of the bookings in 2004. I guess if- Axis complicates that calculation, but are you still expecting that similar type of contribution from those new products, or would you think they’re coming in ahead of plan or a little slower than expected?

Moshe Gavrielov:	I would say I expect them to be at that level at the end of the year, but not for the whole year, Dennis.

Dennis Wassung:	OK, sort of exiting the year, maybe, in the 20% range?

Moshe Gavrielov:	Yes.

Dennis Wassung:	OK. And also Moshe, you talked earlier in the call about lots of meetings with customers, talking about the joint solution. I’m just curious as to where, I guess, the primary interest from the customer, at least the biggest, I guess, the most positive response you’re getting from the customers. It is more the idea of combining the Verisity solution with the hardware-based solutions from Axis, or do you really get a feeling that people like what they see about the Xsim simulator and sort of combining that from a software perspective? I guess I’m trying to get a handle as to— is there just a sort of growing interest level for hardware-based verification, whether it’s emulation or acceleration?

Moshe Gavrielov:	I think that the initial interest is from joint customers who— and we have quite a few of those, and they tend to be big, strategic players who have an investment both in VPA and in hardware platforms and they view the Axis platform as very attractive, easy to use, with a much shorter ramp-up time than anything else up there. So that’s the hard-core, almost low-hanging fruit. But we are seeing other of our customers who haven’t looked at the hardware side or don’t assume that they’ll go there, being excited by the fact that we will be able to provide a more comprehensive set of solutions on the software front. And I think that that second category is actually larger and will turn out to be larger over time than the first category. The first category were obviously the guys it was most obvious to them and they saw the most immediate and the largest benefit in the short-term.

Dennis Wassung:	OK. Thank you.

Operator:	And we have time remaining for one more question — Bill Frerichs with D.A. Davidson & Company.

Bill Frerichs:	OK, Charlie, as I understand, the reported pro forma number differs from the essentially pre-release pro forma guidance in respect to the Axis contribution, correct? In other words, you guided to about break-even or one cent. You came in at a loss and is that difference an artifact of the acquisition?

Charlie Alvarez:	Bill, when we pre-announced we had said nothing about the Axis numbers. It was strictly Verisity, stand-alone.

Bill Frerichs:	Right. OK.

Charlie Alvarez:	And as I mentioned in my comments, maybe it wasn’t clear, that on a Verisity stand-alone basis, we met those numbers, the $10.2 million plus in revenue and we were just about half a penny on the profit side, Verisity stand-alone, so we largely met that guidance on the stand-alone basis. But that was, again, strictly Verisity only, whereas the reported numbers you see now are a combination.

Bill Frerichs:	OK. I just wanted to hear you say it again. Two quick questions. One, would you anticipate deferred revenue starts to rebuild at this point?

Charlie Alvarez:	That’s my expectation. With the bookings, we think will be improving here and both sides, both Axis and Verisity, very much ratable now. I would expect that, certainly our position is that the bookings will be growing the revenue, a little bit slower than that, so certainly that would lead to the growth certainly in our backlog. We typically get paid for the backlog, so it should reflect itself in deferred revenues.

Bill Frerichs:	So you would anticipate deferred being sequentially up this quarter?

Charlie Alvarez:	Yes.

Bill Frerichs:	OK, and one last question — any of the Axis orders that you referred to, did any of those come in because the customer might have had Verisity on the approved vendor list but not Axis, and this enabled them to get their nose under the tent that way?

Moshe Gavrielov:	Well, Bill, I wouldn’t contribute that as the primary reason, but I think it definitely is helping because it’s a larger entity with a broader set of products, all of which are sold to the same customers, so essentially similar problems. I think it happens that way. I wouldn’t say it’s because we were on the list but I think we are now definitely providing a lot more feet on the street and access to customers that Axis may not have been able to get into or may have found it more difficult before. So in short, I don’t think it was a major factor in Q1. Hopefully it will help in going forward in our broader customer base. We have hundreds of customers, whereas Axis has a much smaller amount of customers.

Bill Frerichs:	Great. OK. That’s helpful. Very good. Thank you.

Moshe Gavrielov:	Thank you.

Operator:	And that does conclude our question and answer session. I’ll now turn the call back over to you.

Moshe Gavrielov:	OK. Thank you. Thank you all for joining us. I’m truly thrilled with these opportunities that lie ahead of the new Verisity, and I am absolutely convinced that we’ve assembled the right product portfolio to renew the growth of our business and attack what we believe is a $1 billion market. If you look at the large EDA companies, they typically allocate anywhere from 20 to 40% of their revenue to verification. All of the sudden, it’s become a very attractive area, and I think we were there first, with the best technologies. So we look forward to exploiting this option going forward, and we invite you all to join us at the earnings release three months from now. Thank you.

Operator:	Thank you and that does conclude today’s conference call. Thank you all for your participation. You may now disconnect from the line.

END